Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190545

Prospectus Supplement #1

(to prospectus dated October 4, 2013)

3,333,333 Shares

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated October 4, 2013, covering the offer and resale of up to an aggregate of 3,333,333 shares of our common stock that may be issued to the selling stockholders upon exercise of warrants held by the selling stockholders.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” beginning on page 3 of the prospectus, as well as the risk factors incorporated by reference into this prospectus as described in that section before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 14, 2017.

SELLING STOCKHOLDERS

SUPPLEMENTAL INFORMATION

The information in the table appearing under the heading “Selling Stockholder”  on page 20 of the prospectus is amended by adding the information below with respect to a selling stockholder not previously named in the prospectus:

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned Prior to the Offering (2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering	Percent of Class Beneficially Owned After the Offering
Danjaq, LLC(3)	500,000	500,000	—	—

(1)	Information regarding the selling stockholders may change from time to time. Any such changed information will be set forth in supplements if and when necessary.
(2)

The number of shares beneficially owned prior to the offering and being offered under this prospectus represent a warrant to purchase up to 500,000 shares of common stock that was transferred to Danjaq, LLC from MGM Interactive Inc., who is included in the table appearing under the heading “Selling Stockholder” in the prospectus.

(3)	The address of Danjaq, Inc. is 11400 Olympic Boulevard, #1700, Los Angeles, California 90064.